United states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                         May 8, 2018

Wishbone Pet Products Inc.

(Exact name of registrant as specified in its chapter)

Nevada	000-55588	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2857 Sherwood Heights Drive, Oakville, Ontario	L6J 7J9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 414-6832

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Wishbone Pet Products Inc.	Page 2

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 4, 2018, Rupert Ireland consented to and was appointed as an additional director of Wishbone Pet Products Inc. (the “Company”) to fill a vacancy in the board.

Also, on May 4, 2018, Mr. Ireland consented to and was appointed the Chief Financial Officer of the Company by the board of directors, and upon such appointment Mr. Rami resigned from the position of Chief Financial Officer, but retained all other positions, including Chief Executive Officer.

The board of directors of Wishbone currently consists of Rami Tabet as the Chief Executive Officer and the Corporate Secretary and Rupert Ireland, the Chief Financial Officer of Wishbone.

Rupert Ireland (40 years old) most recently held a position at the private equity and merchant banking alliance Gladstone Global from 2016 to 2017. Mr. Ireland was part of the takeover of a publicly-listed US Oil and Gas Firm, having become its CEO in 2014.Mr. Ireland served as the Head of Trading at CARAX, a brokerage firm that focuses on high volume execution in cash equities and derivatives trading from 2010 to 2014 in the international offices of CARAX. From 2009 to 2010, Mr. Ireland was a sales trader at the brokerage firm, OCM Capital Markets. Mr. Ireland began his career in the financial services industry in 2003 by working in the marketing and public relations department of City Index, a brokerage firm that offers online financial spread betting, foreign exchange and Contract for Difference (CFD) trading. Mr. Ireland later joined the equities trading desk of City Index, where he traded oil and gas futures and CFDs. Mr. Ireland received his bachelor’s degree in business from the University of Newcastle.

During the past three years, Mr. Ireland has also served as a director of the following listed companies: Wishbone Pet Products Inc. (May 2018 to Present), Virtus Oil and Gas Co. (May 2014 to February 2017)

There is no family relationship among the directors or officers of Wishbone.

During the last two years, there has been no transaction or proposed transaction that Wishbone was or is a party to in which Mr.Ireland had or is to have a direct or indirect material interest.

Form 8-K	Wishbone Pet Products Inc.	Page 3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wishbone Pet Products Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

Wishbone Pet Products Inc.

Dated: May 8, 2018	By:	/s/ Rami Tabet
Rami Tabet–CEO